Exhibit 99.2

Prospector Capital Corp. Announces Closing of $325 Million Upsized Initial Public Offering

La Jolla, CA, January 12, 2021 -- Prospector Capital Corp. (the “Company”) announced today the closing of its initial public offering of 32,500,000 units at a price of $10.00 per unit, including 2,500,000 units issued pursuant to the exercise by the underwriters of their option to purchase additional units. The units are listed on the Nasdaq Capital Market (“Nasdaq”) and began trading under the ticker symbol “PRSRU” on January 8, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “PRSR” and “PRSRW,” respectively.

The Company is a blank check company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, the Company intends to focus its search on companies with advanced and highly differentiated solutions for the technology sector.

Goldman Sachs & Co. LLC acted as the sole bookrunner for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 7, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attn: Prospectus Department, by telephone at 866-471-2526 or by emailing prospectus-ny@ny.email.gs.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact:

Derek Aberle

Prospector Capital Corp.

(858) 480-9390